Exhibit 99.1

FOR IMMEDIATE RELEASE

iSatori Reports Preliminary Third Quarter 2014 Results

Total revenue net of returns and discounts for the nine months ended September 30, 2014, are up 13% over the same time period for 2013. However, as a result of non-recurring items, total revenue net of returns and discounts decreased 25% for the third quarter year over year. The decline caused by one-time events, along with a temporary slowdown in weight-loss sector, partially offset by 305% growth in the Company’s Bio-Gro™ product over the same period in the prior year.

GOLDEN, CO--(MarketWired – October 31, 2014) - iSatori, Inc. (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced preliminary third quarter results. The purpose of this release is to report preliminary (estimated) third quarter results. The Company will report actual third quarter results in the coming weeks in its 10Q.

The Company is expected to record a net loss before income taxes of $590,929 on total revenue net of returns and discounts of $2,075,786 for the third quarter 2014. Thus, revenue declined 25% over the same period from the prior year.  However, for the nine months ended in 2014, total revenue net of returns and discounts was still up 13% over the same period for 2013. The decline in third quarter net revenue was due to three non-recurring issues. First, the Company experienced nearly $300,000 of product returns related to the less-than-expected impact of the product promotional book, Diets Suck! The revenue related to that product may have been lost in the third quarter, but it is not expected to be lost permanently, and the Company expects to profitably sell off the inventory over time with a plan in place to sell that product through other channels. Second, the Company brought on six new outside sales representatives to build up its sales force. The cost related to those new additional sales representatives was borne in the third quarter, but the benefit will be seen in the fourth quarter of 2014 and into 2015. The progress being made by the new sales reps is already evident in the fact that they have increased substantially the number of retail outlets where iSatori’s products will be sold as well as increased the velocity of the products in current retail outlets within their territories. Lastly, Dr. Oz testified before Congress in July, and the negative feedback from his testimony slowed down third quarter sales of dietary supplements for the entire industry, but especially those centered on weight loss. Subsequently, heavier than normal promotional trade allowances were used to stabilize sales during the quarter, and as of the first part of October, the Company's retail data indicates sales of weight-loss dietary supplements are beginning to grow again.

Highlights from the third quarter of 2014 were:

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The number of independent retail outlets for the iSatori brand increased from 448 to 628, a 40% increase in only three months. Note that these numbers do not include national corporate accounts. Including national accounts, the Company’s products are sold in nearly four thousand specialty retail outlets.

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Energize, the sustained release energy pill, has grown its retail presence by being added to distribution in all Meijer mass market stores. In addition, the product had been in a limited number of Rite-Aid stores, but Rite-Aid recently committed to expanding its distribution of Energize to a full-store nationwide rollout. This new distribution will bring the total distribution for the Energize product up to 11,910 mass market retail outlets.

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The intellectual property related to Bio-Gro™ “bioactive peptides,” the Company’s top selling, muscle-building supplement, has been secured. Thus, the Company is now in a position to unlock the full value of this proprietary product. Bio-Gro™ continues to experience rapid growth with a 305% increase in third quarter over the same period in the prior year.

Commentary

Stephen Adele, Founder and Chief Executive Officer, commented: "The third quarter was challenging for the reasons stated above. However, we are confident that the issues we encountered were one-time occurrences and not systemic to our business. We are proud of the fact that, despite the third quarter difficulties, revenue for the nine months was still up 13% over last year. We are encouraged by the early success of our new sales representatives and look forward to reaping the benefits of their continued good work. Additionally, we look to capitalize on the excitement being generated by Bio-Gro™, our new, category-defining muscle-building product. Thus, even though the third quarter was disappointing, we remain on track to achieve our long-term goals.”

A complete report of the Company's (GAAP) financial results for the quarter ended September 30, 2014, will be available via its quarterly report filed with the Securities and Exchange Commission on Form 10-Q in the coming weeks.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at http://www.isatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company's future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company's products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors. Please see our Risk Factor disclosures included in our Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on April 30, 2013, and in subsequent filings with the Securities and Exchange Commission. All future written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Contacts

iSatori, Inc.

Michael Wileman

CFO

(303) 215-9174

pr@isatori.com